Exhibit 99.1


(For Immediate Release)

                     PARAGON TRADE BRANDS TO APPEAL DECISION
                          IN PATENT LITIGATION LAWSUIT

            PARAGON ALSO TO APPEAL DISMISSAL OF PRIOR ANTITRUST CLAIM

NORCROSS, GEORGIA, December 31, 1997 -- Paragon Trade Brands, Inc. (NYSE: PTB) today announced that an adverse judgment has been issued in its lawsuit with The Procter & Gamble Company regarding whether either company has infringed a valid patent of the other. The Court found P&G's two diaper patents to be valid and infringed by Paragon's products, while rejecting Paragon's patent infringement claims against P&G. The judgment entitles P&G to damages based on sales of Paragon diapers containing an "inner leg gather" feature. While a final number has not been entered by the court, Paragon estimates the liability to be approximately $160 to $200 million.

Paragon intends to appeal this decision, as well as its antitrust counterclaim against P&G which was previously dismissed by the Court. Paragon also announced today that it had previously entered into an agreement with P&G which is designed to ensure that this patent dispute will not inhibit Paragon's ability to provide its customers a continuous supply of products for six months while pursuing this appeal.

"We are extremely disappointed with the current decision in this litigation," stated Bobby Abraham, Chief Executive Officer of Paragon, "however, we continue to believe that the patents asserted by P&G are invalid and not infringed by our products. We will vigorously assert our position on appeal while evaluating all options available to us."

"We have been in the store brand disposable baby diaper business for 25 years," Mr. Abraham noted. "We are absolutely committed to providing our customers superior products and service. Protecting their interests has been and will remain our top priority - they can count on us for that now and in the future."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products and household cleaners and air freshener products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina and Brazil for the sale of infant disposable diapers and other absorbent personal care products.


Alan J. Cyron
Executive Vice President and Chief Financial Officer
Paragon Trade Brands, Inc.
180 Technology Parkway
Norcross, GA  30092
770/300-4200


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